EXHIBIT 23.1

To Whom It May Concern:

We hereby consent to the use in the registration statement of Qualis Innovations, Inc. on Form S-1, filed on October 10, 2021, of our Report of Independent Registered Public Accounting Firm, dated October 10, 2021, on the balance sheet of Qualis Innovations, Inc. as of December 31, 2020 and 2019, and the related statements of operations and changes in stockholders’ equity and cash flows for the year then ended and the related notes, which appear in the Form S1.

We also consent to the references to us under the headings “Experts” in such form S-1.

/s/ Benjamin & Ko